Exhibit 10.1
June 23, 2008
VIA HAND DELIVERY
Mr. Gregory Schafer
Onyx Pharmaceuticals, Inc.
2100 Powell Street
Emeryville, CA 94608
Re:     Separation and Consulting Agreement
Dear Greg:
This letter sets forth the terms of the separation agreement (the “Agreement”) that Onyx Pharmaceuticals, Inc. (the “Company”) is offering to you to facilitate your separation from the Company:
     1. Separation Date. Unless you and the Company mutually agree in writing, your last day of work with the Company and your employment termination date will be the earliest to occur of the following two dates: (i) the date upon which a new Chief Financial Officer begins his or her employment with the Company; or (ii) December 15, 2008 (the “Separation Date”). The Company will immediately initiate a search for a new Chief Financial Officer and will publicly announce this search. Until the Separation Date, you shall continue to use your best efforts to perform your assigned duties and responsibilities. During your continued employment through the Separation Date, you will receive your regular base salary payments and continued benefits coverage in which you are currently enrolled. Of course, you must continue to comply with all of the Company’s policies and procedures during your continued employment and the Company retains the discretion to accelerate the Separation Date if you breach any Company policies or procedures, or any of your other obligations to the Company.
     2. Accrued Salary and Vacation. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.
     3. Separation Benefits. If you: (a) timely sign, and date this Agreement, and allow it to become effective; and (b) sign and date the Separation Date Release attached hereto as Exhibit A on or within 21 days after the Separation Date, and allow the Separation Date Release to become effective; then the Company will provide you with the following separation benefits (the “Separation Benefits”):
            (a) Separation Payment. The Company will make a single lump-sum payment to you equal to twelve (12) months of your current base salary, less required payroll deductions and withholdings. This payment will be made on the Company’s first ordinary

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June 23, 2008

payroll date following the Effective Date of the Separation Date Release (as defined in Exhibit A).
            (b) Health Insurance. As provided by the federal COBRA law and comparable state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your current group health insurance benefits at your own expense for a period of time following the Separation Date and, later, to convert to an individual policy if you wish. You will be provided with a separate notice of your COBRA rights and obligations on or after the Separation Date. If you timely elect continued coverage under COBRA, as part of this Agreement, the Company will reimburse your COBRA premiums (including the cost of dependent coverage, if applicable) sufficient to continue your current level of health insurance coverage for a period of twelve (12) months from the Separation Date provided that you remain eligible for COBRA coverage.
            (c) Outplacement Assistance. The company will reimburse you for reasonable outplacement assistance expenses incurred by you during the six months after the Separation Date, up to a maximum reimbursement amount of $15,000.00.
     4. Consulting Agreement. You will serve as a consultant to the Company under the terms specified below. The consulting relationship commences on the Separation Date and continues through the earlier of the following (the “Consulting Period”): (a) six (6) months after the Separation Date; or (b) the date that the Company terminates the Consulting Period due to your material breach of this Agreement or the Proprietary Information Agreement (as defined in Section 4(d)).
            (a) Consulting Services. You agree to provide consulting services to the Company in any area of your expertise upon request by the Company. During the Consulting Period, you will report directly to the Chief Financial Officer or as otherwise specified by the Chief Financial Officer. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You shall perform the following duties during the Consulting Period: special assigned projects in the finance area including without limitation to responding to questions or providing clarification to historical practices and transition of responsibilities that support the successful on boarding of the new Chief Financial Officer.
            (b) Consulting Fees and Benefits.
               (i) Consulting Fees. During the Consulting Period, you will be paid consulting fees of $250.00 per hour for each hour or portion thereof that you actually provide consulting services to the Company (“Consulting Fees”).
               (ii) Independent Contractor Relationship. During the Consulting Period, your consulting relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. As an independent contractor, during the

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Consulting Period you will not be entitled to, and will not receive, any of the benefits which the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing, 401(k) Plan matching contributions, or separation benefits, other than any rights you may otherwise have with respect to such benefits due to your status as a former employee including your rights to continued group health insurance coverage pursuant to COBRA.
               (iii) Taxes and Withholding. You are solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of consulting services and receipt of Consulting Fees under this Agreement. You are solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. The Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will regularly report the Consulting Fees paid to you by filing Form 1099-MISC with the Internal Revenue Service as required by law. You hereby acknowledge that you will be entirely responsible for payment of any such taxes, and you hereby indemnify and hold harmless the Company from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to all Consulting Fees you receive under this Agreement, with the exception of the employer’s share of social security, if any.
               (iv) Stock Options and Restricted Stock. Your outstanding stock options and restricted stock previously granted to you (the “Equity Awards”) will continue to vest during the Consulting Period and will continue to be governed by the terms of the applicable stock option agreements, stock option plans, and restricted stock purchase agreements. Pursuant to these documents, you will have three (3) months to exercise any vested but unexercised stock options following the end of the Consulting Period. At the end of the Consulting Period all of your unvested stock options will terminate immediately and all of your unvested restricted stock awards will automatically be re-acquired by the Company.
          (c) Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. As a consultant, you agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless expressly authorized by the CEO or Board, in writing, to do so.
          (d) Proprietary Information and Inventions. You agree that Sections 1, 2, 3, 4 and 7 of the Employee Confidential Information and Inventions Assignment Agreement between you and the Company (the “Proprietary Information Agreement” a copy of which is attached hereto as Exhibit B) shall govern any Company information to which you have access or which you develop, or inventions made by you, while performing consulting services during the Consulting Period.
          (e) Other Work Activities. Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company, provided that such other employment, consulting, or work relationships do not interfere with your continuing obligations to the Company or otherwise create a conflict of

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interest with the Company. The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will notify the Company, in writing, before you obtain competitive employment, perform competitive work for any business entity, or engage in any other work activity that is competitive with the Company, and you will obtain the Company’s written consent before engaging in any such competitive activity. If you engage in such competitive activity without the Company’s express written consent, or otherwise materially breach this Agreement or the Proprietary Information Agreement, then, in addition to any other remedies, the Company’s obligation to pay you Consulting Fees will cease immediately and the Company will have the right to terminate the Consulting Period as provided in Section 4 of this Agreement.
     5. Other Compensation or Benefits.
            (a) General Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, including but not limited to salary or bonuses, severance or employee benefits during your continued employment or after the Separation Date. By way of example, but not limitation, you acknowledge and agree that you are not eligible for any bonus compensation for 2008; provided, however, that if your Separation Date is after December 31, 2008, you will be eligible for consideration of a bonus for 2008 pursuant to the terms of the Annual Incentive Bonus Program (including the term that any such bonus be approved by the Company’s Board Compensation Committee).
            (b) Change in Control Compensation or Benefits.
               (i) No Current Entitlement to Change in Control Benefits. You acknowledge and agree that you are not currently entitled to receive any Change in Control severance benefits (including without limitation any such benefits under your Executive Change in Control Severance Benefits Agreement or any accelerated vesting of your stock options or restricted stock provided for in your stock option agreements, the Company’s stock option plan, or your restricted stock purchase agreements).
               (ii) Change in Control Benefits Prior to the Separation Date. From the date of this Agreement up until and including your Separation Date (the “Continued Employment Period”), you shall be entitled to receive any Change in Control benefits to which you become entitled during the Continued Employment Period pursuant to the terms of your Executive Change in Control Severance Benefit Agreement and any applicable stock option agreement, stock option plan, or restricted stock purchase agreement; provided, however, that if any such compensation or benefits are provided to you, they shall be in lieu of the separation benefits and consulting agreement set forth in Sections 3 and 4 herein and you shall not be entitled to receive any of the compensation or benefits set forth in Sections 3 and 4 herein.
               (iii) Change in Control Benefits After the Separation Date. After the Separation Date, you shall not be entitled to receive any Change in Control severance

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benefits, regardless of whether the Company is subject to a Change in Control after the Separation Date (including any Change in Control that occurs during the Consulting Period). Any such change in control provisions in any agreements (including without limitation your Executive Change in Control Severance Benefits Agreement, stock option agreements, stock option plan, or restricted stock purchase agreement providing for accelerated vesting of any equity interest in the event of a change in control) are hereby superseded and shall have no further force or effect. You expressly agree that your Executive Change in Control Severance Benefits Agreement shall have no further force or effect after the Separation Date and you hereby waive any right to any compensation or benefits under that Agreement after the Separation Date.
            (c) Equity Awards Vesting During Consulting Period. Notwithstanding Section 5(b)(iii) herein, if the Company consummates a Change in Control (as defined in the Executive Change in Control Severance Benefits Agreement) during the Consulting Period, and if the acquiring entity does not assume and continue the vesting of the Equity Awards that would vest during the Consulting Period as set forth in Section 4(b)(iv) herein, then you shall be entitled upon consummation of the Change in Control to accelerated vesting of any such Equity Awards such that you will be deemed vested in any Equity Awards that would have vested during the Consulting Period.
     6. Proprietary Information Obligations. You acknowledge and reaffirm your obligations under your Proprietary Information Agreement which continue during your continued employment, and both during and after the Consulting Period.
     7. Return of Company Property. You agree to return to the Company, on the Separation Date or earlier if requested by the Company, all Company documents (and all copies thereof) and other property of the Company in your possession or control. You agree that you will make a diligent and timely search to locate any such documents, property and information. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then you agree to provide the Company, no later than the Separation Date, with a computer-useable copy of all such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this Section 7 is a precondition to your eligibility for the Separation Benefits. Notwithstanding the foregoing, you will not be required to return, on the Separation Date, any documents or other property that the Company authorizes in writing for you to retain for your use in connection with your consulting relationship with the Company, provided that, any such retained documents and property must be immediately returned upon termination of the Consulting Period or the Company’s earlier request.
     8. Nonsolicitation. You agree that during your continued employment and the Consulting Period, and for one year following the termination of the Consulting Period, you will not, either directly or through others, solicit or attempt to solicit any

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employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.
     9. Nondisparagement. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to your business, business reputation or personal reputation; provided that the parties may respond accurately and fully to any question, inquiry or request for information when required by legal process.
     10. Dispute Resolution. To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment, or the termination of your employment, including but not limited to any statutory claims, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in San Francisco, California, in accordance with JAMS’ then-applicable arbitration rules. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear JAMS’ arbitration fees and administrative costs. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. The arbitrator, and not a court, shall be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures.
     11. Release.
            (a) General Release. In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release, acquit and forever discharge the Company, and its parent, subsidiary, and affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to

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events, acts, conduct, or omissions occurring at any time prior to and including the date that you sign this Agreement (collectively, the “Released Claims”).
            (b) Scope of Release. The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), and the California Fair Employment and Housing Act (as amended).
            (c) Exceptions. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights which are not waivable as a matter of law; or (c) any claims arising from the breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge, investigation or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.
     12. ADEA Waiver. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may voluntarily decide not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign this Agreement sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to and received by the Company’s Chief Executive Officer); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the

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eighth day after you sign this Agreement, provided that you do not revoke it (the “Effective Date”).
     13. Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor. (California Civil Code section 1542)
You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims in this Agreement, including your release of unknown and unsuspected claims.
     14. Entire Agreement. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It supersedes any and all other agreements entered into by and between you and the Company on its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a written agreement approved by the Board and signed by you and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will. Any ambiguity in this Agreement shall not be construed against either party as the drafter.
     15. Attorneys’ Fees. If either you or the Company brings any action to enforce rights under this Agreement, the party successful in enforcing this Agreement shall be entitled to recover reasonable attorneys’ fees and costs incurred by that party in connection with such action.
     16. Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and will inure to the benefit of each party, its heirs, successors and assigns.
     17. Applicable Law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles.
     18. Application of Section 409A. The Separation Benefits paid pursuant to Section 3(a) shall be paid no later than March 15th following the date of this Agreement. It is the intention of the preceding sentence to apply the “short-term deferral rule” set forth in Treasury Regulation Section 1.409A-1(b)(4) to such payments. The Separation Benefits paid pursuant to Section 3(b) are intended to be paid pursuant to the exception provided by

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Treasury Regulation Section 1.409A-1(b)(9)(v)(B). The Separation Benefits paid pursuant to Section 3(c) are intended to be paid pursuant to the exception provided by Treasury Regulation Section 1.409A-1(b)(9)(v)(A).
     19. Severability; Waiver of Breach. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable in a manner consistent with the intent of the parties, insofar as possible under applicable law. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.
     20. Indemnification Agreement. Nothing in this Agreement shall affect the terms of the Indemnity Agreement you entered into with the Company on April 13, 2006, which shall continue in full force and effect.
     21. Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, all of which together constitutes one and the same instrument. Facsimile signatures are as effective as original signatures.
If this Agreement is acceptable to you, please sign below within twenty-one (21) days of your receipt of this Agreement, and return the fully signed original to me. If you do not sign this Agreement within the aforementioned timeframe and promptly return it to me, then the Company’s offer of Separation Benefits contained herein will expire.

Mr. Gregory Schafer
June 23, 2008

We wish you the best and look forward to continuing to work with you prior to and during the Consulting Period.
Sincerely,
Onyx Pharmaceuticals, Inc.

By:	/s/ N. Anthony Coles
N. Anthony Coles
President & Chief Executive Officer
Exhibit A — Separation Date Release
Exhibit B — Proprietary Information, Agreement
Understood and Agreed:

/s/ Gregory Schafer
Gregory Schafer
Date: June 23, 2008

Exhibit A
SEPARATION DATE RELEASE
(To be signed on or within 21 days after the Separation Date)
     Pursuant to the terms of the Separation Agreement (the “Agreement”) between Onyx Pharmaceuticals, Inc. (the “Company”) and me dated June 23, 2008, and as a condition of the Separation Benefits to be provided to me under the Agreement, I hereby provide the following Separation Date Release (the “Release”). I understand that I am not entitled to the Separation Benefits unless I timely sign this Release and allow it to become effective.
     1. Release.
          (a) General Release. In exchange for the Separation Benefits to be provided to me that I am not otherwise entitled to receive, I hereby generally and completely release, acquit and forever discharge the Company and its parent, subsidiary, and affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the "Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that I sign this Release (collectively, the “Released Claims”).
          (b) Scope of Release. The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including but not limited to claims based on or arising from the Agreement); (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), and the California Fair Employment and Housing Act (as amended).
          (c) Exceptions. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights which are not waivable as a matter of law; or (c) any claims

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for breach of the Agreement arising after the date that I sign the Release. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge, investigation or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.
     2. ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, that the consideration given for the Release is in addition to anything of value to which I was already entitled, and that I have been advised by this writing, as required by the ADEA, that: (a) my release of claims does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of my revocation to the Company’s Board of Directors; and (e) this Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).
     3. Section 1542 Waiver. In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims, including but not limited to any unknown or unsuspected claims herein.
     4. Representations. I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.
Understood and Agreed:

Gregory Schafer

Date:	June 23, 2008

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Exhibit B
PROPRIETARY INFORMATION, AGREEMENT
EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT
     In consideration of my employment or continued employment by Onyx Pharmaceuticals, Inc or its subsidiaries or affiliates (the “Company”), and the compensation paid to me now and during my employment with the Company, I agree to the terms of this Agreement as follows:
1. Confidential Information Protections.
     1.1 Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized in writing by an officer of Company. I will obtain such officer’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I have or may acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.
     1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, techniques, methodologies, techniques, processes, assay systems, procedures, tests, formulations, gene sequences and loci, compounds, micro-organisms or other cell types, proteins, peptides, genetic and other biological material, computer programs, algorithms, software, reports, documentation, equipment, and devices; (b) information regarding products, services, plans for research and development, unpublished test results, clinical trials, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.
     1.3 Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information") subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.
     1.4 No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me in confidence or trust prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by Company, I will not improperly use or disclose any confidential information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.
2. Inventions.
     2.1 Inventions and Intellectual Property Rights. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, methods, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other patentable or copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.
     2.2 Prior Inventions. I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; and (c) I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.
     2.3 Assignment of Company Inventions. Inventions assigned to the Company or to a third party as directed by the Company pursuant to the section titled “Government or Third Party” are referred to in this Agreement as “Company Inventions.” Subject to the section titled “Government or Third Party” and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and that I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company.
     2.4 Obligation to Keep Company Informed. During the period of my employment and for one (1) year after my employment ends, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.
     2.5 Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.
     2.6 Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment, I will assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries. If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.
     2.7 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.
3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.
4. Additional Activities. I agree that (a) during the term of my employment by Company, I will not, without Company’s express written consent, engage in any employment or business activity directly related to or competitive with the business in which the Company is now or becomes involved, or would otherwise conflict with my obligations to the Company. To protect the Company’s Intellectual Property Rights, and because of the position in the Company that I hold, I agree that during my employment with the Company whether full-time or part-time and for a period of one year after my last day of employment with the Company, I will not (a) directly or indirectly, solicit, induce or encourage, or attempt to solicit, induce, or encourage or otherwise cause any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, independent contractor, or consultant to or for any other person or entity (or any such employee, consultant or independent contractor who has terminated their relationship with the Company within the six months prior to the date of the action prohibited hereunder), or (b) directly or indirectly solicit the business of any client or customer of the Company (other than on behalf of the Company) if such solicitation would involve the unauthorized use or disclosure of the Company’s Confidential Information.
5. Return Of Company Property. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without further notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

6. Notification Of New Employer. In the event that I leave the employ of Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.
7. General Provisions.
     7.1 Governing Law and Venue. This Agreement and any action related thereto will be governed, controlled, interpreted and defined by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I hereby expressly consent to the personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.
     7.2 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.
     7.3 Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor-in-interest or other assignee and be binding upon my heirs and legal representatives.
     7.4 Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.
     7.5 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.
     7.6 Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.
     7.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.
     7.8 Export. I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.
     7.9 Entire Agreement. The obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Inventions” shall apply at any time during which I was previously employed, or am in the future employed by Company or, to the fullest extent permitted by law, to any time during which I was previously engaged, or am in the future engaged, by Company as an independent contractor, if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and an officer of the Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

     This Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE:	ONYX PHARMACEUTICALS, INC.:

I have read, understand, and accept this agreement and have been given the opportunity to discuss it with independent legal counsel.	Accepted and agreed:

(Signature)	(Signature)

By:	By: LEONIE MCCONVILLE

Title:	Title: SR. DIRECTOR, HR & FACILITIES

Date:	Date:

Address:	Address: 2100 POWELL ST, EMERYVILLE, CA 94608

EXHIBIT A
INVENTIONS
1. Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Section 2.2 of the attached Employee Confidential Information and Inventions Assignment Agreement, defined herein as the “Agreement”):
☐	None

☐	See immediately below:

☐	Additional sheets attached.
2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below and the proprietary rights and obligations with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.
3. Limited Exclusion Notification.
     This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:
     a. Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or
     b. Result from any work performed by you for Company.
     To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.
     This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.